Exhibit 99.2

The following unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it were completed on September 30, 2008 and combines the September 30, 2008 TestQuest audited consolidated balance sheet with BSQUARE’s September 30, 2008 unaudited consolidated balance sheet.

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2008 (in thousands)

	Historical		Pro Forma		Pro Forma
	BSQUARE	TestQuest	Adjustments		Combined
Current assets:
Cash and cash equivalents	$9,158	$135	$(2,098	)a	$7,060
			(135	)c
Short-term investments	625	—	—		625
Accounts receivable, net	10,310	699	401	b	10,711
			(699	)c
Prepaids and other current assets	611	79	5	b	616
			(79	)c

Total current assets	20,704	913	(2,605)		19,012

Long-term investments	5,434	—	—		5,434
Property and equipment, net	1,042	—	10	b	1,052
Intangible assets, net	163	—	1,885	b	2,048
Restricted cash	900	—	—		900
Other non-current assets	74	50	18	b	92
			(50	)c

Total assets	$28,317	$963	$(742)		$28,538

Current liabilities:
Accounts payable	$2,527	$586	$45	a	$2,572
			(586	)c
Other accrued expenses	3,477	1,179	37	a	3,514
			(1,179	)c
Accrued compensation	1,782	—	139	a	1,921
Accrued legal fees	534	—	—		534
Bank debt	—	1,857	(1,857	)c	—
Capital leases	—	162	(162	)c	—
Subordinated bridge notes payable	—	20,283	(20,283	)c	—
Deferred revenue	522	889	(889	)c	522
Other current liabilities	—	—	—		—

Total current liabilities	8,842	24,956	(24,735)		9,063

Deferred rent	313	—	—		313

Shareholders’ equity:
Preferred stock	—	19	(19	)d	—
Common stock	—	5	(5	)d	—
Additional paid-in capital	122,319	46,861	(46,861	)d	122,319
Accumulated other comprehensive loss	(857)	—	—		(857)
Accumulated deficit	(102,300)	(70,878)	70,878	d	(102,300)

Total shareholders’ equity	19,162	(23,993)	23,993		19,162

Total liabilities & shareholders’ equity	$28,317	$963	$(742)		$28,538

See notes to Unaudited Pro Forma Condensed Combined Financial Information.

The following unaudited pro forma condensed combined statements of operations gives effect to the acquisition as if it were completed on January 1, 2008 and combines TestQuest’s audited statement of operations for the nine months ended September 30, 2008, with BSQUARE’s unaudited and restated consolidated statement of operations for the nine months ended September 30, 2008.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2008

	Historical		Pro Forma		Pro Forma
	BSQUARE	TestQuest	Adjustments		Combined
Revenue:
Software	$29,392	$3,875	$(970	)e	$32,297
Service	19,294	343			19,637

Total revenue	48,686	4,218	(970)		51,934

Cost of revenue:
Software	22,983	269	266	f	23,518
Service	13,008	35			13,043

Total cost of revenue	35,991	304	266		36,561

Gross profit	12,695	3,914	(1,236)		15,373

Operating expenses:
Selling, general and administrative	8,998	1,088	42	f	10,090
			(38	)j
Research and development	1,827	2,674			4,501

Total operating expenses	10,825	3,762	4		14,591
Gain on sale of patents	300	—			300

Income (loss) from operations	2,170	152	(1,240)		1,082

Interest income (expense) and other income	306	(954)	738	g	90
Change in fair value of redeemable preferred stock warrant liabilities		904	(904	)h	—
Loss resulting from bridge note non-payment penalty		(14,252)	14,252	i	—

Income (loss) from operations before income taxes	2,476	(14,150)	12,846		1,172
Income tax provision	(143)	1			(142)

Net income (loss)	$2,333	$(14,149)	$12,846		$1,030

Basic net income per share	0.23				0.10

Diluted net income per share	0.23				0.10

Shares used in calculation of net income per share:
Basic	10,009				10,009

Diluted	10,251				10,251

See notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Pro Forma Adjustments

(a)	The total purchase price of $2.3 million consisted of $2.1 million in cash, $45,000 of assumed accounts payable, $139,000 of accrued compensation, and $37,000 in transaction costs.

(b)	Purchase Price Allocation:

The following represents the allocation of the purchase price to the acquired assets of TestQuest (in thousands):

Accounts receivable	$401
Inventory	5
Property and equipment	10
Security deposits	18
Intangible assets	1,885

Total purchase price	$2,319

BSQUARE obtained an appraisal of the intangible assets that were acquired in the acquisition. The following describes the intangible assets and their fair values: $80,000 to trade names and trademarks; $280,000 to customer relationships and $1.5 million to technology. These assets are expected to be amortized on the straight-line basis over periods ranging from two to eight years. Expected amortization expense will be approximately $411,000 per year.

(c)	To eliminate certain assets and liabilities included in the TestQuest consolidated Balance Sheet as of September 30, 2008 that were not acquired by BSQUARE.

(d)	To eliminate the historical shareholders’ equity of TestQuest as of September 30, 2008.

(e)	To eliminate revenue recognized in the TestQuest consolidated Statement of Operations for the nine months ended September 30, 2008 associated with deferred revenue amounts that were included in the TestQuest consolidated Balance Sheet as of December 31, 2007, and were not acquired by BSQUARE.

(f)	To record the amortization of acquired intangibles associated with BSQUARE’s acquisition of TestQuest.

(g)	To reduce interest income in the amount of $54,000 related to the use of BSQUARE’s cash to purchase TestQuest.

To reduce interest income in the amount of $32,000 related to TestQuest cash that was not acquired by BSQUARE.

To reduce interest expense in the amount of $824,000 related to TestQuest debt that was not acquired by BSQUARE.

(h)	To eliminate the $904,000 of other income related to the TestQuest preferred stock warrant liability. As of December 31, 2007, a $904,000 preferred stock warrant liability associated with prior TestQuest bridge financings was included in the TestQuest Consolidated Balance Sheet. As of September 30, 2008, the estimated fair value of the warrants was deemed to be zero. Consequently, the redeemable preferred stock warrant liability was reduced to zero and other income of $904,000 was recognized in the nine months ended September 30, 2008. This warrant liability was not acquired by BSQUARE.

(i)	To eliminate $14.3 million in charges associated with non-payment penalties on TestQuest subordinated bridge notes that were not acquired by BSQUARE. The holders of the TestQuest bridge notes became entitled to $14.0 in non-payment penalties during the nine months ended September 30, 2008 under the terms of the bridge notes. Additionally, because the non-payment penalty became part of the interest-earning portion of the TestQuest bridge notes, an additional $292,000 was recognized as interest expense and included in other loss in the Statement of Operations for the nine months ended September 30, 2008. As these bridge notes were not acquired by BSQUARE, the $14.3 million loss resulting from bridge note non-payment penalty has been eliminated.

(j)	To eliminate the amortization and depreciation expense associated with TestQuest assets that were not acquired by BSQUARE.